EXHIBIT 10.3

GulfMark Offshore, Inc.
842 West Sam Houston Parkway North, Suite 400
Houston, TX 77024

November 23, 2016

Re:	Support Agreement (this “Agreement”) regarding the tender of GulfMark Offshore, Inc.’s (the “Company”) 6.375% Senior Notes due 2022 (the “Notes”) for cash

Ladies and Gentlemen:

The Company is hereby contemplating (a) a tender offer for up to $300 million aggregate principal amount of the Notes at a tender price of $480 per $1,000 of principal with an early tender fee of $20 per $1,000 of principal and subject to a minimum condition of $250 million (such condition, the “Minimum Condition”, and such tender offer, the “Tender Offer”) and (b) an equity rights offering for the Company’s Class A Common Stock (“Common Stock”) that is to be offered to all holders of shares of Common Stock at the Offer Price (as defined in the Securities Purchase Agreement) (the “Rights Offering”).

By execution and delivery of this Agreement, we hereby agree as follows:

1.     Participation in the Tender Offer. The holder named on the signature pages hereto (the “Holder”) hereby agrees to tender, and will cause its affiliates to tender, pursuant to, and in accordance with the terms and conditions of, the definitive documents regarding the Tender Offer, and not withdraw, modify, condition, amend or revoke such tender unless the conditions set forth in the definitive documents regarding the Tender Offer are not satisfied or this Agreement is validly terminated pursuant to Section 10 hereof, one-hundred percent (100%) of the Notes held by the Holder and its affiliates (the “Holder’s Notes”) in the Tender Offer as soon as practicable following the commencement of the Tender Offer but no later than 5:00 p.m. New York City time on the eighteenth business day (as defined in Rule 14d-1 under the Securities Exchange Act of 1934, as amended) following the commencement of the Tender Offer.

2.     Tender Offer Conditions. The Holder’s obligations under Section 1 of this Agreement and the Company’s acceptance of any Notes tendered by the Holder (or an affiliate) shall be subject to consummation of the Tender Offer upon the terms and subject to the satisfaction of the conditions set forth in the definitive documents regarding the Tender Offer (unless, with respect to only the Minimum Condition, waived by each Investor). The Holder, on behalf of itself and its affiliates, acknowledges that the Company’s acceptance of any Notes tendered will, among other things, be subject to the consummation of the transactions contemplated under the (a) Securities Purchase Agreement and (b) the Term Loan Documents (as defined in the Securities Purchase Agreement).

3.     Participation in the Rights Offering. Upon the terms and subject to the conditions set forth in the definitive documents regarding the Rights Offering, in consideration of the promises and mutual covenants and agreements herein contained, the Holder hereby agrees to fully subscribe, and will cause its affiliates to fully subscribe, for an amount of shares of Common Stock that is equal to its and their respective initial pro rata allocation of shares of Common Stock available for purchase in the Rights Offering (the “Initial Allocation”), unless the conditions set forth in the definitive documents regarding the Rights Offering are not satisfied or this Agreement is validly terminated pursuant to Section 10 hereof. The Holder hereby agrees that it shall not, and shall cause its affiliates not to, purchase or commit to purchase any shares of Common Stock in the Rights Offering in excess of the Initial Allocation (including through the exercise of any right to acquire additional shares in the event other participants in the Rights Offering do not fully subscribe to purchase their initial pro rata allocation of shares of Common Stock).

4.     Representations and Warranties of the Company. The Company represents and warrants to the Holder as follows:

(a)     The Company has the legal capacity and all requisite power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.

(b)     This Agreement has been duly executed and delivered by the Company. This Agreement is the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally, and is in full force and effect. The Company is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized, and the execution and delivery by the Company of this Agreement and the performance of its obligations hereunder and compliance with the terms hereof have been duly authorized by all necessary action on the part of the Company and its board of directors.

(c)     The execution, delivery and performance of this Agreement by the Company does not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof, will not conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, amendment, cancelation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Encumbrance upon any of the assets or properties of the Company under, (i) any provision of any Contract to which the Company is a party or by which its assets and properties are bound; (ii) any organizational document of the Company; or (iii) any order or any law, rule or regulation applicable to the Company or its assets or properties, except, in the case of clauses (i) and (iii) above, for any such conflict, breach, violation, default, lien, charge or encumbrance that would not, individually or in the aggregate, have a material adverse effect. No consent of, or registration, declaration or filing with, any governmental entity or other Person is required to be obtained or made by or with respect to the Company in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

5.     Representations and Warranties of the Holder; Acknowledgements and Undertakings of the Holder. The Holder, on behalf of itself and its affiliates, represents and warrants to the Company as follows:

(a)     The Holder has the legal capacity and all requisite power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.

(b)     This Agreement has been duly executed and delivered by the Holder. This Agreement is the legal, valid and binding obligation of the Holder, enforceable against the Holder in accordance with its terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally, and is in full force and effect. The Holder is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized, and the execution and delivery by the Holder of this Agreement and the performance of its obligations hereunder and compliance with the terms hereof have been duly authorized by all necessary action on the part of the Holder and its board of directors or similar governing body.

(c)     The Holder, through its affiliates, beneficially owns the aggregate principal amount of the Notes set forth on its signature page below, which represent all the Notes held by the Holder and its affiliates and which are owned free and clear of any pledge, security interest, claim, lien or other encumbrance of any kind (except for any such encumbrance that may be imposed pursuant to this Agreement and any applicable restrictions on transfer under the Securities Act of 1933, as amended (the “Securities Act”) or any state securities laws) and the Holder is an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act) and in accordance with Regulation D.

(d)     The Holder, through its affiliates, beneficially owns the number of shares of Common Stock set forth on its signature page below, which represent all the shares of Common Stock directly or indirectly held by the Holder and its affiliates (except for an additional 20,000 shares of Common Stock held by William Martin, an affiliate of the Holler).

(e)     The Holder acknowledges that it has had the opportunity to obtain and review information reasonably requested by the Holder from the Company prior to executing this Agreement or entering into the transactions contemplated hereby. The Holder understands that in the event the Company agrees to disclose additional information to the Holder or to meet with the Holder, the Company may require that the Holder enter into one or more confidentiality agreements in a form that is reasonably acceptable to the Holder.

(f)     The Holder is a sophisticated investor with knowledge and experience in business and financial matters, is accustomed to participating in transactions such as the Tender Offer and the Rights Offering, and is able to negotiate the transactions contemplated by this Agreement and to evaluate its merits and risks.

(g)     The Holder has conducted its own independent evaluation, made its own analysis and consulted with advisors as it has deemed necessary, prudent or advisable in order for the Holder to make its own determination and decision to enter into the transactions contemplated by this Agreement and to execute and deliver this Agreement. The Holder has adequate information to evaluate the transactions contemplated by this Agreement and has had the opportunity to discuss such information with its advisors. In entering into the transactions contemplated by this Agreement, the Holder is relying entirely upon such independent evaluation and analysis and consultation with its advisors and has not relied upon any oral or written representations and warranties of any kind or nature by any of the Company or its affiliates, including controlling persons (collectively, the “Company Parties”) or anyone affiliated with the Company Parties, except for the information contained in the Term Sheet, the Tender Offer, the Rights Offering or as specifically set forth in this Agreement. None of the Company Parties nor anyone affiliated with the Company Parties has made any representations or warranties, express or implied, regarding the Company or any aspect of the transactions contemplated by this Agreement, except for the information contained in the Term Sheet, the Tender Offer, the Rights Offering or as specifically, and not by implication, set forth in this Agreement, and the Holder is not relying on any representation or warranty not contained in the Term Sheet, this Agreement, the Tender Offer or the Rights Offering.

(h)     The execution, delivery and performance of this Agreement by the Holder does not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof, will not conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, amendment, cancelation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Encumbrance upon any of the assets or properties of the Holder or its affiliates under, (i) any provision of any Contract to which the Holder or its affiliates is a party or by which its or their assets and properties are bound; (ii) any organizational document of the Holder or its affiliates; or (iii) any order or any law, rule or regulation applicable to the Holder or its affiliates or their respective assets or properties, except, in the case of clauses (i) and (iii) above, for any such conflict, breach, violation, default, lien, charge or encumbrance that would not, individually or in the aggregate, have a material adverse effect. No consent of, or registration, declaration or filing with, any governmental entity or other Person is required to be obtained or made by or with respect to the Holder or its affiliates in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby; provided, however, that following the execution, delivery and performance of this Agreement, the Holder and its affiliates will be required to amend their Schedule 13D with respect to their beneficial ownership of securities of the Company currently on file with the Securities and Exchange Commission to, among other things, describe the transactions contemplated hereby, include a copy of this Agreement as an exhibit thereto and update their beneficial ownership of securities of the Company resulting from the transactions contemplated hereby.

6.     Covenants.

(a)     Prior to the valid termination of this Agreement in accordance with Section 10 below (the date of such valid termination, the “Termination Date”), the Holder will not, and will cause its affiliates not to, withdraw, modify, condition, amend or revoke any tender contemplated by this Agreement.

(b)     Prior to the Termination Date and subject to the terms and conditions of this Agreement, the Holder agrees not to, and will cause its affiliates not to, (i) take, or cause to be taken, directly or indirectly, any action inconsistent with the consummation of, or any action opposing, the Tender Offer or the Rights Offering, (ii) enter into any agreement, arrangement or understanding with any Person, or take any other action, that violates or conflicts with or would reasonably be expected to violate or conflict with, or result in or give rise to a violation of or conflict with, the Holder’s representations, warranties, covenants and obligations under this Agreement, or (iii) take any action that could restrict or otherwise affect the Holder’s legal power, authority and right to comply with and perform its covenants and obligations under this Agreement.

(c)     Prior to the Termination Date, the Holder agrees that, without the Company’s prior written consent, it will not, and will cause its affiliates not to, Transfer (i) any of the Holder’s Notes or any interest therein, in whole or in part, unless the transferee of such Notes agrees in writing (the form and substance of which shall be approved by the Company and each Investor) to be bound by the terms and conditions of this Agreement and (ii) any of the Holder’s or its affiliates’ rights in connection with the Rights Offering, in whole or in part.

(d)     The Company and the Holder agree that the Company shall not, without the prior written consent of the Holder, disclose the name of the Holder or amount of the Holder’s Notes held by the Holder (or its affiliates) or that the Holder has entered into this Agreement in any public manner, including in the Tender Offer and Rights Offering or any related press release; provided, however, that  the Company may disclose such name or amount to the extent that it is required to do so by the Securities and Exchange Commission, the NYSE or The Financial Industry Regulatory Authority or pursuant to any other law, rule or regulation and  the Company may disclose the aggregate percentage or aggregate principal amount of Notes held by holders who have signed support agreements with the Company agreeing to tender their Notes in the Tender Offer (without naming such holders); provided, further, however, that the Company may disclose such name or amount if such information is or becomes generally available to the public other than as a result of a breach of this Agreement by the Company.

(e)     The Company agrees to commence the Tender Offer as soon as practicable and to provide the Holder with the offering documents governing the Tender Offer and such other documents relating thereto as the Holder may reasonably request in advance of the commencement.

(f)           For three years following the date hereof, William Martin shall have the right to remain a member of the Company’s board of directors; provided, however, that this right shall terminate in the event that the Holder and its affiliates cease to beneficially own in the aggregate ten percent (10%) or more of the issued and outstanding shares of Common Stock.  In the event that a vacancy is created at any time as a result of death, disability, retirement, or resignation of William Martin, the Holder shall have the right to designate and appoint another Person to be a member of the Company’s board of directors by providing written notice thereof to the Company.

7.     Non-Solicit. The Holder hereby covenants and agrees that it will not, and will not authorize, permit or cause its affiliates and its and their respective officers, directors, employees, partners, members, controlling persons, agents, advisors and other representatives (“Representatives”) to, directly or indirectly, take any action to solicit, encourage, facilitate, initiate or engage in discussions or negotiations with, or provide any information to or enter into any agreement with any Person or facilitate, any inquiries or submission of proposals or offers from any Person (other than each Investor and its respective affiliates) concerning any Acquisition Transaction, or resolve, agree or propose to take any such action. The Holder shall, and shall, if applicable, cause each of its Representatives to cease and cause to be terminated any existing activities, discussions or negotiations by the Holder, any affiliate of the Holder or any Representative of the Holder or its affiliates with any Person (other than each Investor and its affiliates) conducted heretofore with respect to any Acquisition Transaction. The Holder shall promptly (but in no case later than 24 hours after receipt) advise each Investor, orally and in writing, of any inquiry, proposal or offer regarding an Acquisition Transaction and the price and other terms and conditions of any such inquiry, proposal or offer and the identity of the Person making any such inquiry, proposal or offer, and shall provide each Investor copies of all documents provided to them or their Representatives in connection therewith.

8.     Counterparts. This Agreement may be executed in any number of counterparts and by different parties and separate counterparts, each of which when so executed and delivered, shall be deemed an original, and all of which, when taken together, shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or portable document format (PDF) shall be effective as delivery of a manually executed counterpart of this Agreement.

9.     Choice of Laws; Forum. The validity of this Agreement, the construction, interpretation, and enforcement hereof, and the rights of the parties hereto with respect to all matters arising hereunder or related hereto shall be determined under, governed by, and construed and enforced in accordance with the internal laws of the State of New York without regard to conflicts of laws principles (but including and giving effect to Sections 5-1401 and 5-1402 of the New York General Obligations Law). The parties hereby irrevocably and unconditionally consent to the sole and exclusive jurisdiction of the courts of the State of New York located in New York County and the United States District Court for the Southern District of New York for any action, suit or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby, and the parties hereby agree not to commence any action, suit or proceeding related thereto except in such courts. The parties further hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby in such courts and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

10.     Termination of Agreement. Unless otherwise agreed to in writing by the Company, each Investor and the Holder, the rights and obligations of the Company and the Holder under this Agreement shall terminate on the earliest to occur of:

(a)     November 24, 2016, if the Tender Offer shall not have been commenced by such date;

(b)     forty five days after the commencement of the Tender Offer if the conditions set forth in the definitive documents regarding the Tender Offer are not satisfied by such date (or, with respect to the Minimum Condition, waived by each Investor), unless the Tender Offer has been extended by the Company, in which case the forty-five day period shall be extended to allow for the consummation of the Tender Offer within such extended period of time; and

(c)     the Company shall have provided written notice to the Holder that it has determined not to proceed with, or has determined to terminate, the Tender Offer, or to modify the terms of, the definitive documents regarding the Tender Offer that are attached hereto in a way that will materially adversely affect the Holder in a manner that is disproportionate to other holders of Notes participating in the Tender Offer without the Holder’s prior written consent, it being agreed and understood by the Holder that any amendment, extension or other modification to the expiration deadline shall not be deemed to materially adversely affect the Holder, nor shall the waiver of the Minimum Condition by each Investor.

11.     The Company’s Right of Assignment. The parties hereto agree that neither this Agreement nor any of the rights or obligations of any party under this Agreement shall be assigned, in whole or in part (by operation of law or otherwise), by the Holder without the prior written consent of the Company and each Investor. The parties hereto agree that the Company may assign or otherwise transfer its rights or obligations under this Agreement to a direct parent entity or wholly-owned subsidiary of the Company with the prior written consent of each Investor. Subject to the foregoing, this Agreement shall bind and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except the provisions of this Agreement shall be for the benefit of, and directly enforceable by, each Investor.

12.     Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter of this Agreement, and supersedes all other prior negotiations, agreements and understandings, whether written or oral, among the parties with respect to the subject matter of this Agreement; provided, however, that any confidentiality agreement executed by any party hereto shall survive this Agreement and shall continue in full force and effect irrespective of the terms hereof.

13.     Specific Performance. Each party agrees that irreparable damage may occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties and, in accordance with Section 12, each Investor, shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

14.     Amendment; Waiver.    This Agreement may not be amended except by an instrument in writing signed by the Company, the Investors and the Holder. Each party hereto may waive any right of such party hereunder by an instrument in writing signed by such party and delivered to the other parties hereto; provided that the Company may not waive any rights hereunder without the prior written consent of each Investor.

15.     Certain Definitions; Interpretation.

(a)     The following capitalized terms, as used in this Agreement, shall have the meanings set forth below:

(i)     “Acquisition Transaction” means any contract, proposal, indication of interest or offer from any Person or group of Persons (other than each Investor and its affiliates) relating to any transaction or a series of related transactions, including any merger, amalgamation, reorganization, consolidation, tender offer, self-tender, exchange offer, stock acquisition, asset acquisition, business combination, recapitalization, liquidation, dissolution, joint venture or similar transaction, involving, directly or indirectly, (a) assets or businesses of the Company and/or its subsidiaries, (b) the acquisition of beneficial ownership (as defined under Section 13(d) of the Securities Exchange Act of 1934, as amended) by any Person of more than 10% of any class of capital stock, other equity security or voting power of the Company or any of its subsidiaries, (c) any tender offer or exchange offer that if consummated would result in any Person or group beneficially owning more than 10% of the voting stock of the Company or any of its subsidiaries, or (d) the Notes (unless pursuant to the Tender Offer).

(ii)     “Contract” means any agreement, contract, commitment, undertaking, understanding, license, lease, indenture, instrument, obligation or other agreement, in each case, as from time to time amended, modified, restated or supplemented, and all attachments and exhibits thereto.

(iii)     “Encumbrance” means any security interest, pledge, mortgage, deed of trust, lien (statutory or other), charge, option to purchase, lease, or other right to acquire any interest or any claim, restriction, covenant, title defect, hypothecation, assignment, deposit arrangement, imperfection of title, condition, right of first offer or refusal, third party right or claim, or other encumbrance of any kind or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement).

(iv)     “Investors” means, together, MFP Partners, L.P. and Franklin Mutual Advisers, LLC, as investment manager on behalf of certain funds and accounts.

(v)     “Transfer” means, directly or indirectly, to sell, transfer, lease, exchange, assign, pledge, encumber, tender, hypothecate or similarly dispose of (by merger, by testamentary disposition, by operation of law, by gift or otherwise), or otherwise create any Encumbrance on, either voluntarily or involuntarily, or to enter into any Contract, option or other arrangement or understanding (including any profit sharing arrangement) with respect to the sale, transfer, exchange, assignment, pledge, Encumbrance, hypothecation, tender or similar disposition of (by merger, by testamentary disposition, by operation of law, by gift or otherwise).

(vi)     “Person” means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity, or any group comprised of two or more of the foregoing.

(vii)     “Securities Purchase Agreement” means that certain Securities Purchase Agreement, by and among the Company and each Investor, dated as of the date hereof.

(b)     The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

[Signature pages follow]

Please evidence your agreement to the foregoing by executing and returning a copy of this Agreement.

Sincerely, GULFMARK OFFSHORE, INC.
By:	/s/ Quintin V. Kneen
Name: Title:	Quintin V. Kneen President and Chief Executive Officer

Signature Page to Support Agreement

Accepted and Agreed to:

RAGING CAPITAL MANAGEMENT, LLC

By:	/s/ William C Martin
Name:	William C Martin
Title:	Managing Member

Address:	Ten Princeton Avenue P.O. Box 228 Rocky Hill, New Jersey 08553

$85,179,000 Principal Amount of 6.375% Senior Notes due 2022

5,113,155 shares of Class A Common Stock

Signature Page to Support Agreement